Exhibit 5.1

November 13, 2012

NeoStem, Inc.
420 Lexington Avenue, Suite 350
New York, New York 10170

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering (1) 5,000,000 shares of your common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the terms and subject to the conditions of the NeoStem, Inc. 2012 Employee Stock Purchase Plan and (2) an additional 10,200,000 shares of Common Stock (including 5,700,000 shares previously allocated to the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan which were originally registered on your Forms S-8 filed on October 29, 2009 (Registration No. 333-162733) (as to 4,700,000 shares) and May 2, 2011 (Registration No. 333-173854) (as to 1,000,000 shares)), issuable pursuant to the terms and subject to the conditions of the Amended and Restated NeoStem, Inc. 2009 Equity Compensation Plan (as amended and restated as of October 5, 2012).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock covered by the Registration Statement will be, when sold, paid for and issued in accordance with the terms of the respective plan, duly authorized, validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC